Exhibit 10.82

Recording Requested by

and when recorded return to:

WELLS FARGO BANK, N.A.

Commercial Mortgage Origination

MAC # A0194-093

45 Fremont Street, 9th Floor

San Francisco, California 94105

Attention:	CMO Loan Admin.
Loan No. :	31-0906145
MERS MIN#:	800010100000055987

DEED OF TRUST

and

ABSOLUTE ASSIGNMENT OF RENTS AND LEASES

and

SECURITY AGREEMENT

(AND FIXTURE FILING)

The parties to this DEED OF TRUST AND ABSOLUTE ASSIGNMENT OF RENTS AND LEASES AND SECURITY AGREEMENT (AND FIXTURE FILING) (“Deed of Trust”), dated as of March 28, 2007, are KBS OFFICES AT KENSINGTON, LLC, a Delaware limited liability company (“Trustor”), with a mailing address at 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660, J. EDWARD BLAKEY (“Trustee”), and MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC., a Delaware corporation (“MERS” or “Beneficiary”), with a mailing address at MERS Commercial, P.O. Box 2300, Flint, Michigan 48501-2300.

R E C I T A L S

A.	KBS Offices at Kensington, LLC (“Borrower”) proposes to borrow from Wells Fargo Bank, National Association (“Lender”) and Lender proposes to lend to Borrower the principal sum of EIGHTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100THS ($18,500,000.00) (“Loan”). The Loan is evidenced by a promissory note (“Note”) executed by Borrower, dated the date of this Deed of Trust, payable to the order of Lender in the principal amount of the Loan and having a final maturity date of the Loan is April 1, 2014.

B.	The loan documents include this Deed of Trust, the Note and the other documents described in the Note as Loan Documents (“Loan Documents”).

ARTICLE 1. DEED OF TRUST

1.1	GRANT. For the purpose of securing the payment and performance of the Secured Obligations, as hereinafter defined, and upon the terms and conditions of this Deed of Trust, Trustor irrevocably grants, conveys and assigns to Trustee and said Trustee’s successors and substitutes in this trust, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, all of the following:

a.	That real property (“Land”) located in Sugar Land, county of Fort Bend, state of Texas, and more particularly described on Exhibit A attached hereto;

b.	All appurtenances, easements, rights of way, water and water rights, pumps, pipes, flumes and ditches and ditch rights, water stock, ditch and/or reservoir stock or interests, royalties, development rights and credits, air rights, minerals, oil rights, and gas rights, now or later used or useful in connection with, appurtenant to or related to the Land;

c.	All buildings, structures, facilities, other improvements and fixtures now or hereafter located on the Land;

d.	All apparatus, equipment, machinery and appliances and all accessions thereto and renewals and replacements thereof and substitutions therefor used in the operation or occupancy of the Land, it being intended by the parties that all such items shall be conclusively considered to be a part of the Land, whether or not attached or affixed to the Land;

e.	All estate, right, title and interest of Trustor in and to any land lying in the right-of-way of any street, road, avenue, alley or right-of-way opened, proposed or vacated, and all sidewalks, strips and gores of land adjacent to or used in connection with the Land;

f.	All additions and accretions to the property described above;

g.	All licenses, authorizations, certificates, variances, consents, approvals and other permits now or hereafter pertaining to the Land and all estate, right, title and interest of Trustor in, to, under or derived from all tradenames or business names relating to the Land or the present or future development, construction, operation or use of the Land; and

h.	All proceeds of any of the foregoing.

All of the property described above is hereinafter collectively defined as the “Property”. The listing of specific rights or property shall not be interpreted as a limitation of general terms.

TO HAVE AND TO HOLD the Property, unto Trustee, forever, to secure the payment and performance of the Secured Obligations and Trustor does hereby bind Trustor and Trustor’s respective heirs, personal representatives, successors and assigns, to warrant forever defend the Property unto Trustee, forever, against the claim or claims of all persons whomsoever claiming or to claim the same, or any part thereof.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Trustor makes the foregoing grant and assignment for the purpose of securing the following obligations (“Secured Obligations”):

a.	Full and punctual payment to Lender of all sums at any time owing under the Note;

b.	Payment and performance of all covenants and obligations of Trustor under this Deed of Trust including, without limitation, indemnification obligations and advances made to protect the Property;

c.	Payment and performance of all additional covenants and obligations of Borrower and Trustor under the Loan Documents;

d.	Payment and performance of all covenants and obligations, if any, which any rider attached as an exhibit to this Deed of Trust recites are secured hereby;

e.	Payment and performance of all future advances and other obligations that the then record owner of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Beneficiary, when the obligation is evidenced by a writing which recites that it is secured by this Deed of Trust;

f.	All interest and charges on all obligations secured hereby including, without limitation, prepayment charges, late charges and loan fees;

g.	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; and (ii) modifications, extensions or renewals at a different rate of interest whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes; and

h.	Payment and performance of any other obligations which are defined as “Secured Obligations” in the Note.

2.2	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges, late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3	INCORPORATION. All terms and conditions of the documents which evidence any of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice that the rate of interest on one or more Secured Obligation may vary from time to time.

ARTICLE 3. ABSOLUTE ASSIGNMENT OF RENTS AND LEASES

3.1	ASSIGNMENT. Trustor irrevocably assigns to Beneficiary all of Trustor’s right, title and interest in, to and under: (a) all present and future leases of the Property or any portion thereof, all licenses and agreements relating to the management, leasing or operation of the Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Property or any portion thereof, whether such leases, licenses and agreements are now existing or entered into after the date hereof (“Leases”); and (b) the rents, issues, deposits and profits of the Property, including, without limitation, all amounts payable and all rights and benefits accruing to Trustor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the tenants’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Beneficiary’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Property.

3.2

GRANT OF LICENSE. Beneficiary confers upon Trustor a revocable license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Beneficiary may collect and apply (subject to the terms of the other Loan Documents) the Payments pursuant to the terms hereof without notice and without taking possession of the Property. All Payments thereafter collected by Trustor shall be held by Trustor as trustee under a constructive trust for the benefit of Beneficiary, subject to the terms of the other Loan Documents. Trustor hereby irrevocably authorizes and directs the tenants under the Leases to rely upon and comply with any notice or demand by Beneficiary for the payment to Beneficiary of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the tenants’ undertakings under the Leases, and the tenants shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing. Trustor hereby relieves the tenants from any liability to Trustor by reason of relying upon and complying with any such notice or demand by Beneficiary. Beneficiary may apply, in its sole discretion, any Payments so collected by Beneficiary against any Secured Obligation, or any other obligation of Borrower, Trustor or any other person or entity, under any document or instrument related to or executed in connection with the Loan Documents, whether existing on the date hereof or hereafter arising. Collection of any Payments by Beneficiary shall not cure or waive any Default or notice of Default or invalidate any acts done pursuant to such notice. If and when no Default exists, Beneficiary shall re-confer the License upon Trustor until the occurrence of another Default.

3.3	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Beneficiary to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; (c) responsible or liable for any waste committed on the Property by the tenants under any of the Leases or by any other parties; for any dangerous or defective condition of the Property; or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee, invitee or other person; or (d) responsible for or impose upon Beneficiary any duty to produce rents or profits. Beneficiary shall not directly or indirectly be liable to Trustor or any other person as a consequence of: (e) the exercise or failure to exercise any of the rights, remedies or powers granted to Beneficiary hereunder; or (f) the failure or refusal of Beneficiary to perform or discharge any obligation, duty or liability of Trustor arising under the Leases.

3.4	COVENANTS-LONG TERM LEASES.

I. The following leasing restrictions shall apply so long as KBS Offices at Kensington, LLC, a Delaware limited liability company is the owner of the Property.

a.	Trustor may enter into any new lease for space in the Property (“New Lease”) or modify any existing lease or any New Lease (“Lease Modification”) without Beneficiary’s consent, except that Beneficiary’s prior written consent shall be required if a Default has occurred and is then existing.

b.	If Trustor receives any sums in consideration of a termination, modification or amendment of any lease or any release or discharge of any tenant under any lease (any such terminated, modified or amended lease or any lease from which the tenant is released or discharged is referred to herein as the “Affected Lease”) from any obligation thereunder (each a “Termination Payment”), such amounts shall be held in trust or retained by Trustor as follows: (i) if such Termination Payment is less than $100,000, such Termination Payment shall be payable to Trustor; (ii) if such Termination Payment is equal to or greater than $100,000 Trustor shall deposit such Termination Payment with Beneficiary to be held by Beneficiary as an impound in a pledged account. Trustor shall be permitted to withdraw funds from such impounds to pay leasing costs for releasing the space demised under the Affected Lease when such costs are incurred. In addition, funds in excess of the projected amount necessary to pay for such leasing costs may be withdrawn from such reserve and deposited into the Borrower’s Operating Account (as defined in the Cash Management Agreement) on a monthly basis in equal monthly disbursements amortized over the remaining term of the Affected Lease. In addition, if (i) the space demised under the Affected Lease is re-leased, in whole or in part, (ii) the new tenant has commenced occupancy and (iii) the tenant has executed and delivered to Beneficiary a tenant estoppel certificate reasonably acceptable to Beneficiary using commercial standards customarily applied by prudent institutional mortgage lenders for similar loans, then a pro rata portion of the remaining amount of impounded funds with respect to such space may be deposited into the Borrower’s Operating Account based upon the percentage of the subject space which is demised under the new lease (e.g. if fifty percent (50%) of the subject space is re-leased and the conditions in clauses (i) through (iii) are satisfied with respect to such space, then fifty percent (50%) of the remaining amount of funds impounded for such space shall be disbursed). Notwithstanding the foregoing, Permitted REIT Distributions (as defined in the Note) shall have priority over the requirement to deposit such funds in any impound account.

c.	With respect to any New Lease and/or Lease Modification that requires Beneficiary’s consent as provided above, Beneficiary shall not unreasonably withhold its consent and its failure to respond within five (5) business days following Trustor’s request for Beneficiary’s consent shall be deemed to constitute Beneficiary’s consent to any such request.

II. The following provisions shall apply to any owner of the Property other than KBS Offices at Kensington, LLC, a Delaware limited liability company, that assumes the loan and shall not, in any way, be binding upon KBS Offices at Kensington, LLC.

a.	All Leases. Trustor shall, at Trustor’s sole cost and expense:

(i)	perform all obligations of the landlord under the Leases and use reasonable efforts to enforce performance by the tenants of all obligations of the tenants under the Leases;

(ii)	use reasonable efforts to keep the Property leased at all times to tenants which Trustor reasonably and in good faith believes are creditworthy at rents not less than the fair market rental value (including, but not limited to, free or discounted rents to the extent the market so requires);

(iii)	promptly upon Beneficiary’s request, deliver to Beneficiary a copy of each requested Lease and all amendments thereto and waivers thereof; and

(iv)	promptly upon Beneficiary’s request, execute and record any additional assignments of landlord’s interest under any Lease to Beneficiary and specific subordinations of any Lease to this Deed of Trust, in form and substance satisfactory to Beneficiary.

Unless consented to in writing by Beneficiary or otherwise permitted under any other provision of the Loan Documents, Trustor shall not:

(v)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances;

(vi)	grant any tenant under any Lease any right to prepay rent more than 1 month in advance;

(vii)	except upon Beneficiary’s request, execute any assignment of landlord’s interest in any Lease; or

(viii)	collect rent or other sums due under any Lease in advance, other than to collect rent 1 month in advance of the time when it becomes due.

Any such attempted action in violation of the provisions of this Section shall be null and void.

Trustor shall deposit with Beneficiary any sums received by Trustor in consideration of any termination, modification or amendment of any Lease or any release or discharge of any tenant under any Lease from any obligation thereunder and any such sums received by Trustor shall be held in trust by Trustor for such purpose. Notwithstanding the foregoing, so long as no Default exists, the portion of any such sum received by Trustor with respect to any Lease which is less than $50,000 shall be payable to Trustor. All such sums received by Beneficiary with respect to any Lease shall be deemed “Impounds” (as defined in Section 1.29b) and shall be deposited by Beneficiary into a pledged account in accordance with Section 1.29b. If no Default exists, Beneficiary shall release such Impounds to Trustor from time to time as necessary to pay or reimburse Trustor for such tenant improvements, brokerage commissions and other leasing costs as may be required to re-tenant the affected space; provided, however, Beneficiary shall have received and approved each of the following for each tenant for which such costs were incurred; (1) Trustor’s written request for such release, including the name of the tenant, the location and net rentable area of the space and a description and cost breakdown of the tenant improvements or other leasing costs covered by the request; (2) Trustor’s certification that any tenant improvements have been completed lien-free and in a workmanlike manner; (3) a fully executed Lease, or extension or renewal of the current Lease; (4) an estoppel certificate executed by the tenant including its acknowledgement that all tenant improvements have been satisfactorily completed; and (5) such other information with respect to such costs as Beneficiary may require. Following the re-tenanting of all affected space (including, without limitation, the completion of all tenant improvements), and provided no Default exists, Beneficiary shall release any remaining such Impounds relating to the affected space to Trustor. Trustor shall construct all tenant improvements in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

b.	Major Leases. Trustor shall, at Trustor’s sole cost and expense, give Beneficiary prompt written notice of any material default by landlord or tenant under any Major Lease (as defined below). Unless consented to in writing by Beneficiary or otherwise permitted under any other provision of the Loan Documents, Trustor shall not:

(i)	enter into any Major Lease which (aa) is not on fair market terms (which terms may include free or discounted rent to the extent the market so requires); (bb) does not contain a provision requiring the tenant to execute and deliver to the landlord an estoppel certificate in form and substance satisfactory to the landlord promptly upon the landlord’s request; or (cc) allows the tenant to assign or sublet the premises without the landlord’s consent;

(ii)	reduce any rent or other sums due from the tenant under any Major Lease;

(iii)	terminate or materially modify or amend any Major Lease; or

(iv)	release or discharge the tenant or any guarantor under any Major Lease from any material obligation thereunder.

Any such attempted action in violation of the provisions of this Section shall be null and void.

“Major Lease”, as used herein, shall mean any Lease, which is, at any time: (1) a Lease of more than 20% of the total rentable area of the Property, as reasonably determined by Beneficiary; or (2) a Lease which generates a gross base monthly rent exceeding 20% of the total gross base monthly rent generated by all Leases (excluding all Leases under which the tenant is then in default), as reasonably determined by Beneficiary. Trustor’s obligations with respect to Major Leases shall be governed by the provisions of Section 3.4.11.a, as well as by the provisions of this Section.

“materially modify or amend,” as used in Section 3.4.II.b.(iii) above, shall mean an amendment or modification to any existing Lease that changes the economic terms of the Lease in a way that decreases the effective rent per net rentable square foot (taking into account tenant improvement allowances and other concessions) payable thereunder or that shortens the total Lease term.

c.	Failure to Deny Request. Beneficiary’s failure to deny any written request by Trustor for Beneficiary’s consent under the provisions of Sections 3.4.II.a,or 3.4.II.b within 10 Business Days after Beneficiary’s receipt of such request (and all documents and information reasonably related thereto) shall be deemed to constitute Beneficiary’s consent to such request.

3.5

ESTOPPEL CERTIFICATES. Within 30 days after request by Beneficiary, Trustor shall deliver to Beneficiary and to any party designated by Beneficiary, estoppel certificates relating to the Leases executed by Trustor and by each of the tenants, in form and substance acceptable to Beneficiary; provided, however, if any tenant shall fail or refuse to so execute and deliver any such estoppel certificate upon request, Trustor shall use reasonable efforts to cause such tenant to execute and deliver such estoppel certificate but such tenant’s continued failure or refusal to do so, despite Trustor’s reasonable efforts, shall not constitute a default by Trustor under this Section.

3.6	RIGHT OF SUBORDINATION. Beneficiary may at any time and from time to time by specific written instrument intended for the purpose unilaterally subordinate the lien of this Deed of Trust to any Lease, without joinder or consent of, or notice to, Trustor, any tenant or any other person. Notice is hereby given to each tenant under a Lease of such right to subordinate. No subordination referred to in this Section shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating this Deed of Trust to any Lease.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1	SECURITY INTEREST. Trustor grants and assigns to Beneficiary a security interest to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Trustor now or at any time hereafter has any interest (“Collateral”):

All goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property, wherever situated, which are or are to be incorporated into, used in connection with or appropriated for use on the Property; all rents, issues, deposits and profits of the Property (to the extent, if any, they are not subject to the Absolute Assignment of Rents and Leases); all inventory, accounts, cash receipts, deposit accounts, impounds, accounts receivable, contract rights, general intangibles, software, chattel paper, instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the Property or any business now or hereafter conducted thereon by Trustor; all permits, consents, approvals, licenses, authorizations, wastewater and other utility capacity rights and other rights granted by, given by or obtained from, any governmental entity with respect to the Property; all deposits or other security now or hereafter made with or given to utility companies by Trustor with respect to the Property; all advance payments of insurance premiums made by Trustor with respect to the Property; all plans, drawings and specifications relating to the Property; all loan funds held by Beneficiary, whether or not disbursed; all funds deposited with Beneficiary pursuant to any Loan Document, all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Property or any portion thereof, including, without limitation, all “Impounds” as defined herein; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing, and all books, records and files relating to any of the foregoing.

As to all of the above-described personal property which is or which hereafter becomes a “fixture” under applicable law, this Deed of Trust constitutes a fixture filing under the Texas Business and Commerce Code, as amended or recodified from time to time (“UCC”), and is to be filed for record in the real estate records of each county in which the Land or any part thereof is located. The name of the record owner of the Land is Trustor.

4.2	COVENANTS. Trustor agrees: (a) to execute and deliver such documents as Beneficiary deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and, as applicable, its chief executive offices, its principal residence or the jurisdiction in which it is organized without giving Beneficiary at least 30 days’ prior written notice thereof; and (c) to cooperate with Beneficiary in perfecting all security interests granted herein and in obtaining such agreements from third parties as Beneficiary deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of Beneficiary’s rights hereunder.

4.3	RIGHTS OF BENEFICIARY. In addition to Beneficiary’s rights as a “Secured Party” under the UCC, Beneficiary may, but shall not be obligated to, at any time without notice and at the expense of Trustor: (a) give notice to any person of Beneficiary’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Beneficiary therein; and (c) inspect the Collateral. Notwithstanding the above, in no event shall Beneficiary be deemed to have accepted any property other than cash in satisfaction of any obligation of Trustor to Beneficiary unless Beneficiary shall make an express written election of said remedy under the UCC or other applicable law.

4.4	RIGHTS OF BENEFICIARY UPON DEFAULT. Upon the occurrence of a Default, then in addition to all of Beneficiary’s rights as a “Secured Party” under the UCC or otherwise at law:

a.	Disposition of Collateral. Beneficiary may: (i) upon written notice, require Trustor to assemble any or all of the Collateral and make it available to Beneficiary at a place designated by Beneficiary; (ii) without prior notice, enter upon the Property or other place where the Collateral may be located and take possession of, collect, sell, lease, license, and otherwise dispose of the Collateral, and store the same at locations acceptable to Beneficiary at Trustor’s expense; or (iii) sell, assign and deliver the Collateral at any place or in any lawful manner and bid and become purchaser at any such sales; and

b.	Other Rights. Beneficiary may, for the account of Trustor and at Trustor’s expense: (i) operate, use, consume, sell, lease, license or otherwise dispose of the Collateral as Beneficiary deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise or settlement including insurance claims, which Beneficiary may deem desirable or proper with respect to the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Trustor in connection with or on account of the Collateral.

Trustor acknowledges and agrees that a disposition of the Collateral in accordance with Beneficiary’s rights and remedies as heretofore provided is a disposition thereof in a commercially reasonable manner and that 10 days’ prior notice of such disposition is commercially reasonable notice. Beneficiary shall have no obligation to process or prepare the Collateral for sale or other disposition. In disposing of the Collateral, Beneficiary may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any sale or other disposition of the Collateral may be applied by Beneficiary first to the reasonable expenses incurred by Beneficiary in connection therewith, including, without limitations, reasonable attorneys’ fees and disbursements, and then to the payment of the Secured Obligations, in such order of application as Beneficiary may from time to time elect.

4.5	POWER OF ATTORNEY. Trustor hereby irrevocably appoints Beneficiary as Trustor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact, Beneficiary may, without the obligation to do so, in Beneficiary’s name or in the name of Trustor, prepare, execute, file and record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Beneficiary’s security interests and rights in or to the Collateral, and upon a Default, take any other action required of Trustor; provided, however, that Beneficiary as such attorney-in-fact shall be accountable only for such funds as are actually received by Beneficiary.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1	REPRESENTATIONS AND WARRANTIES. Trustor represents and warrants to Beneficiary that, to Trustor’s current actual knowledge after reasonable investigation and inquiry, the following statements are true and correct as of the Effective Date:

a.	Legal Status. Trustor and Borrower are duly organized and existing and in good standing under the laws of the state(s) in which Trustor and Borrower are organized. Trustor and Borrower are qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required.

b.	Permits. Trustor and Borrower possess all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, necessary to enable Trustor and Borrower to conduct the business(es) in which Trustor and Borrower are now engaged in compliance with applicable law.

c.	Authorization and Validity. The execution and delivery of the Loan Documents have been duly authorized and the Loan Documents constitute valid and binding obligations of Trustor, Borrower or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity .

d.	Violations. The execution, delivery and performance by Trustor and Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or result in any breach or default under any contract, obligation, indenture or other instrument to which Trustor or Borrower is a party or by which Trustor or Borrower is bound.

e.	Litigation. There are no pending or threatened actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency which may adversely affect the financial condition or operations of Trustor or Borrower other than those previously disclosed in writing by Trustor or Borrower to Beneficiary.

f.	Financial Statements. The financial statements of Trustor and Borrower, of each general partner (if Trustor or Borrower is a partnership), of each member (if Trustor or Borrower is a limited liability company) and of each guarantor, if any, previously delivered by Trustor or Borrower to Beneficiary: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Trustor or Borrower to prepare the financial statements delivered to and approved by Beneficiary in connection with the making of the Loan, or other accounting standards approved by Beneficiary. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered except as previously disclosed in writing by Trustor or Borrower to Beneficiary and approved in writing by Beneficiary.

g.	Reports. All reports, documents, instruments and information delivered to Beneficiary in connection with the Loan: (i) are correct and sufficiently complete to give Beneficiary accurate knowledge of their subject matter; and (ii) do not contain any misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading.

h.	Income Taxes. There are no pending assessments or adjustments of Trustor’s or Borrower’s income tax payable with respect to any year.

i.	Subordination. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations under the Note to an obligation owed to another party.

j.	Title. Trustor lawfully holds and possesses fee simple title to the Property, without limitation on the right to encumber same. This Deed of Trust is a first lien on the Property prior and superior to all other liens and encumbrances on the Property except: (i) liens for real estate taxes and assessments not yet due and payable; (ii) senior exceptions previously approved by Beneficiary and shown in the title insurance policy insuring the lien of this Deed of Trust; and (iii) other matters, if any, previously disclosed to Beneficiary by Trustor in a writing specifically referring to this representation and warranty.

k.	Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of this Deed of Trust.

l.	Encroachments. Except as shown in the survey, if any, previously delivered to Beneficiary, none of the buildings or other improvements which were included for the purpose of determining the appraised value of the Property lies outside of the boundaries or building restriction lines of the Property and no buildings or other improvements located on adjoining properties encroach upon the Property.

m.	Leases. Except as disclosed to Beneficiary in a written notice specifically identifying the same: (i) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms; (ii) no material breach or default by any party, or event which would constitute a material breach or default by any party after notice or the passage of time, or both, exists under any existing Lease; (iii) none of the landlord’s interests under any of the Leases, including, but not limited to, rents, additional rents, charges, issues or profits, has been transferred or assigned; and no rent or other payment under any existing Lease has been paid by any tenant for more than 1 month in advance.

n.	Collateral. Trustor has good title to the existing Collateral, free and clear of all liens and encumbrances except those, if any, previously disclosed to Beneficiary by Trustor in writing specifically referring to this representation and warranty. Trustor’s chief executive office (or principal residence, if applicable) is located at the address shown on page one of this Deed of Trust. Trustor is an organization organized solely under the laws of the State of Delaware. All organizational documents of Trustor delivered to Beneficiary are complete and accurate in every respect. Trustor’s legal name is exactly as shown on page one of this Deed of Trust.

o.	Condition of Property. Except as shown in the property condition survey or other engineering reports, if any, previously delivered to or obtained by Beneficiary, the Property is in good condition and repair and is free from any damage that would materially and adversely affect the value of the Property as security for the Loan or the intended use of the Property.

p.	Hazardous Materials. Except as shown in the environmental assessment report(s), if any, previously delivered to or obtained by Beneficiary, the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of Hazardous Materials (as hereinafter defined) except as otherwise previously disclosed in writing by Trustor to Beneficiary.

q.	Hazardous Materials Laws. Except as disclosed in the environmental assessment reports delivered to the Lender, the Property complies with all Hazardous Materials Laws (as hereinafter defined).

r.	Hazardous Materials Claims. Except as disclosed in the environmental assessment reports delivered to the Lender, there are no pending or threatened Hazardous Materials Claims (as hereinafter defined).

s.	Wetlands. Except as expressly identified in the survey delivered to the Lender, no part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

t.	Compliance With Laws. All federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990, as amended from time to time (42 U. S. C. Section 12101 et seq.) have been satisfied or complied with. Trustor is in possession of all certificates of occupancy and all other licenses, permits and other authorizations required by applicable law for the existing use of the Property. All such certificates of occupancy and other licenses, permits and authorizations are valid and in full force and effect.

u.	Property Taxes and Other Liabilities. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, and ground rents, if any, which previously became due and owing in respect of the Property have been paid or will be paid prior to delinquency.

v.	Condemnation. There is no proceeding pending or threatened for the total or partial condemnation of the Property.

w.	Homestead. There is no homestead or other exemption available to Trustor which would materially interfere with the right to sell the Property at a trustee’s sale or the right to foreclose this Deed of Trust.

x.	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Trustor, and Trustor, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, Trustor will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Trustor is able to pay its debts as they become due.

y.	Separate Tax Parcel(s). The Property is assessed for the real estate tax purposes as one or more wholly independent tax parcels, separate from any other real property, and no other real property is assessed and taxed together with the Property or any portion thereof.

z.	Utilities; Water; Sewer. The Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems.

aa.	ERISA Matters. Trustor is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to individually and collectively as a “Plan”). Trustor’s assets do not constitute “plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Trustor will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets”, and Trustor will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”. With respect to the Loan, Trustor is acting on Trustor’s own behalf and not on account of or for the benefit of any Plan.

5.2	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING STATUS (LEVEL III SPE). Trustor hereby represents, warrants and covenants to Beneficiary that with respect to both Trustor and KBS REIT ACQUISITION XII, LLC, the sole member of Trustor:

a.	each such entity was organized solely for the purpose of (i) owning the Property; (ii) acting as a general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

b.	each such entity has not and will not engage in any business unrelated to (i) the ownership of the Property; (ii) acting as general partner of a partnership which owns the Property; or (iii) acting as a member of a limited liability company which owns the Property;

c.	each such entity has not and will not have any assets other than the Property (and personal property incidental to the ownership and operation of the Property) or its partnership or membership interest in the partnership or limited liability company which owns the Property;

d.	each such entity has not and will not engage in, seek or consent to any amendment of its articles of organization, certificate of formation or operating agreement, if such amendment would impair the special purpose bankruptcy remote structure of Trustor or KBS REIT ACQUISITION XII, LLC, or result in the violation of the transfer provisions of Section 6.15 hereof or any other provisions of the Loan Documents;

e.	each such entity has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, or transfer of partnership or membership interest, as applicable;

f.	each such entity, without the unanimous consent of all of its general partners, directors or members, as applicable, shall not file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest;

g.	each such entity has no indebtedness (and will have no indebtedness) other than (i) the Loan (to the extent it is liable under the terms of the Loan Documents); and (ii) unsecured trade debt and/or operating expenses (which shall exclude any real estate taxes or insurance premiums) not to exceed 4% (which 4% cap shall not apply to real estate taxes or insurance premiums) of the loan amount in the aggregate with respect to Trustor or $10,000 in the aggregate with respect to each such other entity, which is not evidenced by a note and is incurred in the ordinary course of its business in connection with owning, operating and maintaining the Property (or its interest in Trustor, as applicable) and is paid within 60 days from the date incurred, or, if later, prior to delinquency;

h.	each such entity has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

i.	except for funds deposited into the Restricted Account (as such term is defined in the Cash Management Agreement) pursuant to the Cash Management Agreement, each such entity has maintained and will maintain its accounts, books and records separate from any other person or entity;

j.	each such entity has maintained and will maintain its books, records, resolutions and agreements as official records;

k.	each such entity (i) has not and will not commingle its funds or assets with those of any other entity; and (ii) has held and will hold its assets in its own name;

l.	each such entity has conducted and will conduct its business in its own name;

m.	each such entity has maintained and will maintain its accounting records and other entity documents separate from any other person or entity;

n.	each such entity has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

o.	each such entity has paid and will pay its own liabilities and expenses out of its own funds and assets;

p.	each such entity has held and will hold regular meetings, as appropriate, to conduct its business and has observed and will observe all corporate, partnership or limited liability company formalities and record keeping, as applicable;

q.	each such entity has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity;

r.	each such entity has not and will not acquire obligations or securities of its partners, members or shareholders;

s.	each such entity has allocated and will allocate fairly and reasonably the costs associated with common employees and any overhead for shared office space and each such entity has used and will use separate stationery, invoices and checks;

t.	each such entity has not and will not pledge its assets for the benefit of any other person or entity;

u.	each such entity has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity;

v.	each such entity has not made and will not make loans to any person or entity;

w.	each such entity has not and will not identify its partners, members or shareholders, or any affiliates of any of the foregoing, as a division or part of it;

x.	each such entity has not entered into and will not enter into or be a party to, any transaction with its partners, members, shareholders, or any affiliates of any of the foregoing, except in the ordinary course of its business pursuant to written agreements and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

y.	each such entity has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

z.	each such entity has maintained and will maintain adequate capital in light of its contemplated business operations;

aa.	each such entity shall be a single member limited liability company which (i) shall be organized in the State of Delaware and (ii) shall have at least one springing member which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such entity, shall immediately become the sole member of such entity; and

bb.	each such entity’s limited liability company operating agreement shall contain the provisions set forth in this Section 5.2 and any such entity shall conduct its business and operations in strict compliance with the terms contained therein.

ARTICLE 6. RIGHTS AND DUTIES OF THE PARTIES

6.1

MAINTENANCE AND PRESERVATION OF THE PROPERTY. Trustor shall: (a) keep the Property in good condition and repair; (b) complete or restore promptly and in workmanlike manner the Property or any part thereof which may be damaged or destroyed; (c) comply and cause the Property to comply with (i) all laws, ordinances, regulations and standards, (ii) all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character and (iii) all requirements of insurance companies and any bureau or agency which establishes standards of insurability, which laws, covenants or requirements affect the Property and pertain to acts committed or conditions existing thereon, including, without limitation, any work of alteration, improvement or demolition as such laws, covenants or requirements mandate; (d) operate and manage the Property at all times in a professional manner and do all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value; (e) promptly after execution, deliver to Beneficiary a copy of any management agreement concerning the Property and all amendments thereto and waivers thereof; and (f) execute and acknowledge all further documents, instruments and other papers as Beneficiary or Trustee deems necessary or appropriate to preserve, continue, perfect and enjoy the benefits of this Deed of Trust and perform Trustor’s obligations, including, without limitation, statements of the amount secured hereby then owing and statements of no offset. Trustor shall not: (g) remove or demolish all or any material part of the Property; (h) alter either (i) the exterior of the Property in a manner which materially and adversely affects the value of the Property or (ii) the roof or other structural elements of the Property in a manner which requires a building permit except for tenant improvements required under the Leases; (i) initiate or acquiesce in any change in any zoning or other land classification which affects the Property; or (j) commit or permit waste of the Property.

6.2	HAZARDOUS MATERIALS. Without limiting any other provision of this Deed of Trust, Trustor agrees as follows:

a.	Prohibited Activities. Trustor shall not cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any of the following (collectively, “Hazardous Materials”): oil or other petroleum products; flammable explosives; asbestos; urea formaldehyde insulation; radioactive materials; hazardous wastes; fungus, mold, mildew, pores or other biological or microbial agents the presence of which may affect human health, impair occupancy or materially affect the value or utility of the Property; toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws (defined below) and/or other applicable environmental laws, ordinances or regulations.

The foregoing to the contrary notwithstanding, (i) Trustor may store, maintain and use on the Property janitorial and maintenance supplies, paint and other Hazardous Materials of a type and in a quantity readily available for purchase by the general public and normally stored, maintained and used by owners and managers of properties of a type similar to the Property; and (ii) tenants of the Property may store, maintain and use on the Property (and, if any tenant is a retail business, hold in inventory and sell in the ordinary course of such tenant’s business) Hazardous Materials of a type and quantity readily available for purchase by the general public and normally stored, maintained and used (and, if tenant is a retail business, sold) by tenants in similar lines of business on properties similar to the Property.

b.	Hazardous Materials Laws. Trustor shall comply and cause the Property to comply with all federal, state and local laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

c.	Notices. Trustor shall immediately notify Beneficiary in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property (other than Hazardous Materials permitted under Section 1.19(a)); (ii) any knowledge by Trustor that the Property does not comply with any Hazardous Materials Laws; (iii) any claims or actions (“Hazardous Materials Claims”) pending or threatened against Trustor or the Property by any governmental entity or agency or any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws; and (iv) the discovery of any Hazardous Materials on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to become contaminated with Hazardous Materials.

d.	Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property, Trustor shall immediately take, at Trustor’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

e.	Inspection By Beneficiary. Upon reasonable prior notice to Trustor, Beneficiary, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding), enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

f.	Legal Effect of Section. Trustor and Beneficiary agree that: (i) this Hazardous Materials Section is intended as Beneficiary’s written request for information (and Trustor’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure Section 726.5; and (ii) each representation and warranty and covenant in this Section (together with any indemnity applicable to a breach of any such representation and warranty) with respect to the environmental condition of the Property is intended by Beneficiary and Trustor to be an “environmental provision” for purposes of California Code of Civil Procedure Section 736.

6.3	COMPLIANCE WITH LAWS. Trustor shall comply with all federal, state and local laws, rules and regulations applicable to the Property, including, without limitation, all zoning and building requirements and all requirements of the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.), as amended from time to time. Trustor shall possess and maintain or cause Borrower to possess and maintain in full force and effect at all times (a) all certificates of occupancy and other licenses, permits and authorizations required by applicable law for the existing use of the Property and (b) all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, required by applicable law for Trustor and Borrower to conduct the business(es) in which Trustor and Borrower are now engaged.

6.4	LITIGATION. Trustor shall promptly notify Beneficiary in writing of any litigation pending or threatened against Trustor or Borrower claiming damages in excess of $50,000 and of all pending or threatened litigation against Trustor or Borrower if the aggregate damage claims against Trustor or Borrower exceed $100,000.

6.5	MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Trustor shall not: (a) merge or consolidate with any other entity or permit Borrower to merge or consolidate with any other entity; (b) make any substantial change in the nature of Trustor’s business or structure or permit Borrower to make any substantial change in the nature of Borrower’s business or structure (except as expressly provided herein); (c) acquire all or substantially all of the assets of any other entity or permit Borrower to acquire all or substantially all of the assets of any other entity (other than Borrower’s acquisition of the Property); or (d) sell, lease, assign, transfer or otherwise dispose of a material part of Trustor’s assets except in the ordinary course of Trustor’s business or permit Borrower to sell, lease, assign, transfer or otherwise dispose of a material part of Borrower’s assets except in the ordinary course of Borrower’s business.

6.6	ACCOUNTING RECORDS. Trustor shall maintain and cause Borrower to maintain adequate books and records in accordance with the same accounting standard used by Trustor or Borrower to prepare the financial statements delivered to and approved by Beneficiary in connection with the making of the Loan or other accounting standards approved by Beneficiary. Trustor shall permit and shall cause Borrower to permit any representative of Beneficiary, at any reasonable time and from time to time, at Beneficiary’s sole cost and expense, to inspect, audit and examine such books and records and make copies of same; provided, however, that Beneficiary shall not be obligated to pay for any expenses incurred by Borrower in connection with such inspection, audit or examination.

6.7	COSTS, EXPENSES AND ATTORNEYS’ FEES. Trustor shall pay to Beneficiary the full amount of all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses of Beneficiary’s in-house or outside counsel, incurred by Beneficiary in connection with: (a) appraisals and inspections of the Property or Collateral required by Beneficiary as a result of (i) a Transfer or proposed Transfer (as defined below), or (ii) a Default; (b) appraisals and inspections of the Property or Collateral required by applicable law, including, without limitation, federal or state regulatory reporting requirements; and (c) any acts performed by Beneficiary at Trustor’s request or wholly or partially for the benefit of Trustor (including, without limitation, the preparation or review of amendments, assumptions, waivers, releases, reconveyances, estoppel certificates or statements of amounts owing under any Secured Obligation). In connection with appraisals and inspections, Trustor specifically (but not by way of limitation) acknowledges that: (aa) a formal written appraisal of the Property by a state certified or licensed appraiser may be required by federal regulatory reporting requirements on an annual or more frequent basis; and (bb) Beneficiary may require inspection of the Property by an independent supervising architect, a cost engineering specialist, or both. Trustor shall pay all indebtedness arising under this Section immediately upon demand by Beneficiary together with interest thereon following notice of such indebtedness at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.8	LIENS, ENCUMBRANCES AND CHARGES. Trustor shall immediately discharge by bonding or otherwise any lien, charge or other encumbrance which attaches to the Property in violation of Section 1.32. Subject to Trustor’s right to contest such matters under this Deed of Trust or as expressly permitted in the Loan Documents, Trustor shall pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Property or any interest therein, whether senior or subordinate hereto, including, without limitation, all claims for work or labor performed, or materials or supplies furnished, in connection with any work of demolition, alteration, repair, improvement or construction of or upon the Property, except such as Trustor may in good faith contest or as to which a bona fide dispute may arise (provided provision is made to the satisfaction of Beneficiary for eventual payment thereof in the event that Trustor is obligated to make such payment and that any recorded claim of lien, charge or other encumbrance against the Property is immediately discharged by bonding or otherwise).

6.9	TAXES AND OTHER LIABILITIES. Trustor shall pay and discharge prior to delinquency any and all indebtedness, obligations, assessments and taxes, both real and personal and including federal and state income taxes and state and local property taxes and assessments. Trustor shall promptly provide to Beneficiary copies of all tax and assessment notices pertaining to the Property. Trustor hereby authorizes Beneficiary to obtain, at Trustor’s expense, a tax service contract which shall provide tax information on the Property to Beneficiary for the term of the Loan and any extensions or renewals of the Loan.

6.10	INSURANCE COVERAGE. Trustor shall obtain and maintain all insurance coverage required pursuant to that certain Agreement Regarding Required Insurance dated as of the date hereof by and between Trustor and Beneficiary.

6.11	CONDEMNATION AND INSURANCE PROCEEDS.

a.

Assignment of Claims. Trustor absolutely and irrevocably assigns to Beneficiary all of the following rights, claims and amounts (collectively, “Claims”), all of which shall be paid to Beneficiary: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property; (ii) all other claims and awards for damages to or decrease in value of all or any part of, or any interest in, the Property; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Property; and (iv) all interest which may accrue on any of the foregoing. Trustor shall give Beneficiary prompt written notice of the occurrence of any casualty affecting, or the institution of any proceedings for eminent domain or for the condemnation of, the Property or any portion thereof. So long as no Default has occurred and is continuing at the time, (i) Trustor shall have the right to adjust, compromise and settle any Claim or group of related Claims of $100,000 or less without the participation or consent of Beneficiary and (ii) Beneficiary shall have the right to participate in and consent to any adjustment, compromise or settlement of any Claim or group of related Claims exceeding $100,000. If a Default has occurred and is continuing at the time, Trustor hereby irrevocably empowers Beneficiary, in the name of Trustor, as Trustor’s true and lawful attorney in fact, to commence, appear in, defend, prosecute, adjust, compromise and settle all Claims; provided, however, Beneficiary shall not be responsible for any failure to undertake any or all of such actions regardless of the cause of the failure. All awards, proceeds and other sums described herein shall, in all cases, be payable to Beneficiary.

b.	Application of Proceeds; No Default. So long as no Default has occurred and is continuing at the time of Beneficiary’s receipt of the proceeds of the Claims (“Proceeds”) and no Default occurs thereafter, the following provisions shall apply:

(i)	Condemnation. If the Proceeds are the result of Claims described in clauses 6.11.a (i) or (ii) above, or interest accrued thereon, Beneficiary shall apply the Proceeds in the following order of priority: First, to Beneficiary’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the portion of the Property, if any, not condemned or proposed for condemnation and not otherwise the subject of a claim or award; and Third, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Trustor to make installment payments.

(ii)	Insurance. If the Proceeds are the result of Claims described in clause 6.11.a (iii) above or interest accrued thereon, Beneficiary shall apply the Proceeds in the following order of priority: First, to Beneficiary’s expenses in settling, prosecuting or defending the Claims; Second, to the repair or restoration of the Property; and Third, (aa) if the repair or restoration of the Property has been completed and all costs incurred in connection with the repair or restoration have been paid in full, to Trustor or (bb) in all other circumstances, to the Secured Obligations in any order without suspending, extending or reducing any obligation of Trustor to make installment payments.

(iii)

Restoration. Notwithstanding the foregoing Sections 6.11.b (i) and (ii), Beneficiary shall have no obligation to make any Proceeds available for the repair or restoration of all or any portion of the Property unless and until all the following conditions have been satisfied: (aa) delivery to Beneficiary of the Proceeds plus any additional amount which is needed to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (bb) establishment of an arrangement for lien releases and disbursement of funds acceptable to Beneficiary; (cc) delivery to Beneficiary in form and content acceptable to Beneficiary of all of the following: (1) plans and specifications for the work; (2) a contract for the work, signed by a contractor acceptable to Beneficiary; (3) a cost breakdown for the work; (4) if required by Beneficiary, a payment and performance bond for the work; (5) evidence of the continuation of all Leases unless consented to in writing by Beneficiary; (6) evidence that, upon completion of the work, the size, capacity, value, and income coverage ratios for the Property will be at least as great as those which existed immediately before the damage or condemnation occurred; (7) evidence that the work can reasonably be completed on or before that date which is 6 months prior to the Maturity Date; and (8) evidence of the satisfaction of any additional conditions that Beneficiary may reasonably establish to protect Beneficiary’s security. Trustor acknowledges that the specific conditions described above are reasonable.

c.	Application of Proceeds; Default. If a Default has occurred and is continuing at the time of Beneficiary’s receipt of the Proceeds or if a Default occurs at any time thereafter, Beneficiary may, at Beneficiary’s absolute discretion and regardless of any impairment of security or lack of impairment of security, but subject to applicable law governing use of the Proceeds, if any, apply all or any of the Proceeds to Beneficiary’s expenses in settling, prosecuting or defending the Claims and then apply the balance to the Secured Obligations in any order without suspending, extending or reducing any obligation of Trustor to make installment payments, and may release all or any part of the Proceeds to Trustor upon any conditions Beneficiary chooses. The foregoing provisions of this Section 6.11 shall be subject to Borrower’s right to Permitted REIT Distributions (as defined in the Note)

6.12	IMPOUNDS.

a.	Post-Default Impounds. If required by Beneficiary at any time while a Default exists, Trustor shall deposit with Beneficiary such amounts (“Post-Default Impounds”) on such dates (determined by Beneficiary as provided below) as will be sufficient to pay any or all “Costs” (as defined below) specified by Beneficiary to the extent, and only to the extent, required by the terms and conditions of the Loan Documents, and further subject to Trustor’s right to receive Permitted REIT Distributions. Beneficiary in its reasonable discretion shall estimate the amount of such Costs that will be payable or required during any period selected by Beneficiary not exceeding 1 year and shall determine the fractional portion thereof that Trustor shall deposit with Beneficiary on each date specified by Beneficiary during such period. If the Post-Default Impounds paid by Trustor are not sufficient to pay the related Costs, Trustor shall deposit with Beneficiary upon demand an amount equal to the deficiency. All Post-Default Impounds shall be payable by Trustor in addition to (but without duplication of) any other Impounds (as defined below).

b.	All Impounds. Post-Default Impounds and any other impounds that may be payable by Borrower under the Note are collectively called “Impounds”. All Impounds shall be deposited into one or more segregated or commingled accounts maintained by Beneficiary or its servicing agent. Except as otherwise provided in the Note, such account(s) shall not bear interest. Beneficiary shall not be a trustee, special depository or other fiduciary for Trustor with respect to such account, and the existence of such account shall not limit Beneficiary’s rights under this Deed of Trust, any other agreement or any provision of law. If a Default exists, subject to Trustor’s right to receive Permitted REIT Distributions, Beneficiary may apply any or all Impounds to any Secured Obligation and/or to cure such Default, whereupon Trustor shall restore all Impounds so applied and cure all Defaults not cured by such application. The obligations of Trustor hereunder shall not be diminished by deposits of Impounds made by Trustor, except to the extent that such obligations have actually been met by application of such Impounds. Upon any assignment of this Deed of Trust, Beneficiary may assign all Impounds in its possession to Beneficiary’s assignee, whereupon Beneficiary and Trustee shall be released from all liability with respect to such Impounds. Within 60 days following full repayment of the Secured Obligations (other than as a consequence of foreclosure or conveyance in lieu of foreclosure) or at such earlier time as Beneficiary may elect, Beneficiary shall pay to Trustor all Impounds in its possession, and no other party shall have any right or claim thereto. “Costs” means (i) all taxes and other liabilities payable by Trustor under Section 1.26, (ii) all insurance premiums payable by Trustor under Section 1.27, and/or (iii) all other costs and expenses for which Impounds are required under the Note. Trustor shall deliver to Beneficiary, promptly upon receipt, all bills for Costs for which Beneficiary has required Post-Default Impounds.

6.13	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. Trustor shall protect, preserve and defend the Property and title to and right of possession of the Property, the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee hereunder at Trustor’s sole expense against all adverse claims, whether the claim: (a) is against a possessory or non-possessory interest; (b) arose prior or subsequent to the Effective Date; or (c) is senior or junior to Trustor’s or Beneficiary’s rights. Trustor shall give Beneficiary and Trustee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Property and of any condemnation offer or action.

6.14	RIGHT OF INSPECTION. Beneficiary and its independent contractors, agents and employees may enter the Property from time to time at any reasonable time for the purpose of inspecting the Property and ascertaining Trustor’s compliance with the terms of this Deed of Trust. Beneficiary shall use reasonable efforts to assure that Beneficiary’s entry upon and inspection of the Property shall not materially and unreasonably interfere with the business or operations of Trustor or Trustor’s tenants on the Property.

6.15	DUE ON SALE/ENCUMBRANCE.

a.	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) Trustor, (iii) KBS REIT ACQUISITION XII, LLC, and (iv) any entity obligated under any guaranty or indemnity made in favor of Beneficiary in connection with the Loan.

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise.

b.	Property Transfers.

(i)	Prohibited Property Transfers. Trustor shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease or all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Trustor’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer and are expressly permitted: (A) a Transfer which is expressly permitted under the Note or under this Deed of Trust; (B) a Lease which is permitted under Article 3; and (C) the sale of inventory in the ordinary course of business.

c.	Equity Transfers.

(i)

Prohibited Equity Transfers. Trustor shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Equity Transfer and shall be expressly permitted: (A) a Transfer of the direct or indirect ownership interests of KBS Limited Partnership and KBS Real Estate Investment Trust, Inc., so long as (i) KBS Capital Advisors LLC, (ii) an entity owned by Peter Bren and/or Charles Schrieber, Jr., or (iii) an entity reasonably acceptable to Lender using commercial standards customarily applied by prudent institutional mortgage lenders for similar loans (each an “Approved Asset Manager”) remains the sole Approved Asset Manager of KBS Real Estate Investment Trust, Inc.; (B) a Transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (C) a Transfer, in one or a series of transactions, of not more than 49% of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party where such Transfer does not result in a change in management control in the Restricted Party, or (D) a Transfer which is expressly permitted under the Note.

(iii)	SPE Status. Nothing contained in this Section 6.15c shall be construed to permit any Transfer which would result in a breach of any representation, warranty or covenant of Trustor under Section 5.2 above.

d.	Certificates of Ownership. Trustor shall deliver to Beneficiary, at any time and from time to time, not more than 5 days after Beneficiary’s written request therefore, a certificate, in form acceptable to Beneficiary, signed and dated by Borrower and Trustor, listing the names of all persons and entities holding direct interests in the Property or any Restricted Party and the type and amount of each such interest.

6.16	ACCEPTANCE OF TRUST; POWERS AND DUTIES OF TRUSTEE. Trustee accepts this trust when this Deed of Trust is recorded. From time to time upon written request of Beneficiary and presentation of this Deed of Trust, or a certified copy thereof, for endorsement, and without affecting the personal liability of any person for payment of any indebtedness or performance of any Secured Obligation, Trustee may, without liability therefor and without notice: (a) reconvey all or any part of the Property; (b) consent to the making of any map or plat of the Property; (c) join in granting any easement on the Property; (d) join in any declaration of covenants and restrictions; or (e) join in any extension agreement or any agreement subordinating the lien or charge of this Deed of Trust. Nothing contained in the immediately preceding sentence shall be construed to limit, impair or otherwise affect the rights of Trustor in any respect. Except as may otherwise be required by applicable law, Trustee or Beneficiary may from time to time apply to any court of competent jurisdiction for aid and direction in the execution of the trusts hereunder and the enforcement of the rights and remedies available hereunder, and Trustee or Beneficiary may obtain orders or decrees directing or confirming or approving acts in the execution of said trusts and the enforcement of said remedies. Trustee has no obligation to notify any party of any pending sale or any action or proceeding (including, without limitation, actions in which Trustor, Beneficiary or Trustee shall be a party) unless held or commenced and maintained by Trustee under this Deed of Trust. Trustee shall not be obligated to perform any act required of it hereunder unless the performance of the act is requested in writing and Trustee is reasonably indemnified and held harmless against loss, cost, liability and expense.

6.17	COMPENSATION OF TRUSTEE. Trustor shall pay to Trustee reasonable compensation and reimbursement for services and expenses in the administration of this trust, including, without limitation, reasonable attorneys’ fees. Trustor shall pay all indebtedness arising under this Section immediately upon demand by Trustee or Beneficiary together with interest thereon from the date the indebtedness arises at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.18	EXCULPATION. Beneficiary shall not directly or indirectly be liable to Trustor or any other person as a consequence of: (a) the exercise of the rights, remedies or powers granted to Beneficiary in this Deed of Trust; (b) the failure or refusal of Beneficiary to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or (c) any loss sustained by Trustor or any third party resulting from Beneficiary’s failure to lease the Property after a Default (hereafter defined) or from any other act or omission of Beneficiary in managing the Property after a Default unless the loss is caused by the willful misconduct and bad faith of Beneficiary and no such liability shall be asserted or enforced against Beneficiary, all such liability being expressly waived and released by Trustor.

6.19	INDEMNITY. Without in any way limiting any other indemnity contained in this Deed of Trust, Trustor agrees to defend, indemnify and hold harmless Trustee and the Beneficiary Group from and against any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (a) the making of the Loan, except for violations of banking laws or regulations by the Beneficiary Group; (b) this Deed of Trust; (c) the execution of this trust or the performance of any act required or permitted hereunder or by law; (d) any failure of Trustor to perform Trustor’s obligations under this Deed of Trust or the other Loan Documents; (e) any alleged obligation or undertaking on the Beneficiary Group’s part to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Property; (f) any act or omission by Trustor or any contractor, agent, employee or representative of Trustor with respect to the Property; or (g) any claim, loss, damage, cost, expense or liability directly or indirectly arising out of: (i) the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials which are found in, on, under or about the Property (including, without limitation, underground contamination); or (ii) the breach of any covenant, representation or warranty of Trustor under Sections 5.1.p, 5.1.q, 5.1.r, or 1.19 above. The foregoing to the contrary notwithstanding, this indemnity shall not include any claim, loss, damage, cost, expense or liability directly or indirectly arising out of the gross negligence or willful misconduct of any member of the Beneficiary Group or Trustee, or any claim, loss, damage, cost, expense or liability incurred by the Beneficiary Group or Trustee arising from any act or incident on the Property occurring after the full reconveyance and release of the lien of this Deed of Trust on the Property, or with respect to the matters set forth in clause (g) above, any claim, loss, damage, cost, expense or liability incurred by the Beneficiary Group resulting from the introduction and initial release of Hazardous Materials on the Property occurring after the transfer of title to the Property at a foreclosure sale under this Deed of Trust, either pursuant to judicial decree or the power of sale, or by deed in lieu of such foreclosure. This indemnity shall include, without limitation: (aa) all consequential damages (including, without limitation, any third party tort claims or governmental claims, fines or penalties against Trustee or the Beneficiary Group); (bb) all court costs and reasonable attorneys’ fees (including, without limitation, expert witness fees) paid or incurred by Trustee or the Beneficiary Group; and (cc) the costs, whether foreseeable or unforeseeable, of any investigation, repair, cleanup or detoxification of the Property which is required by any governmental entity or is otherwise necessary to render the Property in compliance with all laws and regulations pertaining to Hazardous Materials. “Beneficiary Group”, as used herein, shall mean (1) Beneficiary and Lender (including, without limitation, any participant in the Loan), (2) any entity controlling, controlled by or under common control with Beneficiary and Lender, (3) the directors, officers, employees and agents of Beneficiary and Lender and such other entities, and (4) the successors, heirs and assigns of the entities and persons described in foregoing clauses (1) through (3), other than a purchaser of the Loan through foreclosure. Trustor shall pay immediately upon Trustee’s or Beneficiary’s demand any amounts owing under this indemnity together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the Note as specified therein. Trustor agrees to use legal counsel reasonably acceptable to Trustee and the Beneficiary Group in any action or proceeding arising under this indemnity. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION AND RELEASE OF THIS DEED OF TRUST, BUT TRUSTOR’S LIABILITY UNDER THIS INDEMNITY SHALL BE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

6.20	SUBSTITUTION OF TRUSTEE. If Trustee shall die or become disqualified from acting in the execution of this trust, or shall fail or refuse to execute the same when requested by Beneficiary to do so, or if, for any reason, with or without cause, Beneficiary shall prefer to appoint a substitute trustee to act instead of the herein named Trustee, Beneficiary shall have full power to appoint, at any time and without any formality other than by written instrument executed by Beneficiary, a substitute trustee, and, if desired by Beneficiary, several substitute trustees in succession, each of whom shall succeed to all the estate, rights, powers and duties of Trustee named herein, and no notice of such appointment need be given to Trustor or to any other person or filed for record in any public office. Such appointment may be executed by Beneficiary or any agent of Beneficiary and, if Beneficiary is a corporation or other entity, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any executive officer of the corporation or otherwise. All references herein to Trustee shall be deemed to refer to the party identified herein as “Trustee” and to any successor or substitute appointed or designated as herein provided and from time to time acting hereunder.

6.21	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Property or in any manner obligated under the Secured Obligations (“Interested Parties”), Beneficiary may, from time to time: (a) fully or partially release any person or entity from liability for the payment or performance of any Secured Obligation; (b) extend the maturity of any Secured Obligation; (c) make any agreement with Borrower increasing the amount or otherwise altering the terms of any Secured Obligation; (d) accept additional security for any Secured Obligation; or (e) release all or any portion of the Property, Collateral and other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of this Deed of Trust upon the Property.

6.22

SALE OR PARTICIPATION OF LOAN. Beneficiary may at any time sell, assign, participate or securitize all or any portion of Beneficiary’s rights and obligations under the Loan Documents, and that any such sale, assignment, participation or securitization may be to one or more financial institutions or other entities, to private investors, or into the public securities market, in Beneficiary’s sole discretion. Trustor further agrees that Beneficiary may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) (and to any investment banking firms, rating agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation or securitization) all documents and financial and other information heretofore or hereafter provided to or known to Beneficiary with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Trustor, any partner or member of Trustor, any constituent partner or member of Trustor, any guarantor and any nonborrower trustor). In the event of any such sale, assignment, participation or securitization, Beneficiary and the other parties to the same shall share in the rights and obligations of Beneficiary set forth in the Loan Documents as and to the extent they shall agree among themselves. In connection with any such sale, assignment, participation or securitization, Trustor further agrees that the Loan Documents shall be sufficient evidence of the obligations of Trustor to each purchaser, assignee or participant, and Trustor shall, within 15 days after request by Beneficiary; (c) deliver to Beneficiary such information and documents relating to Trustor, the Property and its operation and any party connected with the Loan as Beneficiary or any rating agency may request; (d) deliver to Beneficiary an estoppel certificate for the benefit of Beneficiary and any other party designated by Beneficiary verifying the status and terms of the Loan, in form and content satisfactory to Beneficiary; (e) enter into such amendments to the Loan Documents as may be requested in order to facilitate any such sale, assignment, participation or securitization without impairing Trustor’s rights or increasing Trustor’s obligations or liabilities, or causing Trustor to incur any material expense; (f) if, as a condition to the closing of the Loan, Trustor was required to be a special-purpose bankruptcy-remote entity, enter into such amendments to the organizational documents of Trustor as any rating agency may request to preserve or enhance Trustor’s special-purpose bankruptcy-remote status; and (g) if, as a condition to the closing of the

Loan, Trustor was required to provide Beneficiary with any nonconsolidation opinions, provide Beneficiary with such amendments and restatements of such opinions as any rating agency may request at Beneficiary’s expense. The indemnity obligations of Trustor under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

6.23	RELEASE. All of the covenants and agreements of Trustor herein shall survive the execution and delivery of this document and shall continue in force until an express written release hereof is executed by Beneficiary. Accordingly, if Trustor shall perform faithfully each and all of the covenants and agreements herein contained and shall pay the Secured Obligations in full, and shall satisfy all obligations secured hereby, then, and then only, this conveyance shall be released upon Trustor’s written request and at Trustor’s expense, by documentation in form and substance reasonably satisfactory to Beneficiary. No release of this conveyance or the lien thereof shall be valid unless executed by Beneficiary. When the lien of this Deed of Trust has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Property to the person or persons legally entitled thereto.

6.24	SUBROGATION. Beneficiary shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Beneficiary pursuant to this Deed of Trust or by the proceeds of any loan secured by this Deed of Trust.

ARTICLE 7. DEFAULT

7.1	DEFAULT. For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

a.	Optional Default. An “Optional Default” shall occur, at Beneficiary’s option, upon the occurrence of any of the following events:

(i)	Monetary. Borrower or Trustor shall fail to (aa) pay when due any sums which by their express terms require immediate payment without any grace period or sums which are payable on the Maturity Date, or (bb) pay within 5 days when due any other sums payable under the Note, this Deed of Trust or any of the other Loan Documents, including without limitation, any monthly payment due under the Note.

(ii)	Failure to Perform. Borrower or Trustor shall fail to observe, perform or discharge any of Borrower’s or Trustor’s obligations, covenants, conditions or agreements, other than Borrower’s or Trustor’s payment obligations, under the Note, this Deed of Trust or any of the other Loan Documents, and (aa) such failure shall remain uncured for 30 days after written notice thereof shall have been given to Borrower or Trustor, as the case may be, by Beneficiary or (bb) if such failure is of such a nature that it cannot be cured within such 30 day period, Borrower or Trustor shall fail to commence to cure such failure within such 30 day period or shall fail to diligently prosecute such curative action thereafter.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Borrower, Trustor, or a guarantor, if any, to Beneficiary or in connection with any of the Loan Documents, or as an inducement to Beneficiary to make the Loan, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and shall cause a Material Adverse Effect (as hereinafter defined).

(iv)

Condemnation; Attachment. The condemnation, seizure or appropriation of any material portion (as reasonably determined by Beneficiary) of the Property; or the sequestration or attachment of, or levy or execution upon any of the Property, the Collateral or any other collateral provided by Borrower or Trustor under any of the Loan Documents, or any material portion of the other assets of Borrower or Trustor, which sequestration, attachment, levy or execution is not released or dismissed within 60 days after its occurrence; or the sale of any assets affected by any of the foregoing.

(v)	Uninsured Casualty. The occurrence of an uninsured casualty with respect to any material portion (as reasonably determined by Beneficiary) of the Property unless: (aa) no other Default has occurred and is continuing at the time of such casualty or occurs thereafter; (bb) Trustor promptly notifies Beneficiary of the occurrence of such casualty; and (cc) not more than 45 days after the occurrence of such casualty, Trustor delivers to Beneficiary immediately available funds in an amount sufficient, in Beneficiary’s reasonable opinion, to pay all costs of the repair or restoration (including, without limitation, taxes, financing charges, insurance and rent during the repair period). So long as no Default has occurred and is continuing at the time of Beneficiary’s receipt of such funds and no Default occurs thereafter, Beneficiary shall make such funds available for the repair or restoration of the Property. Notwithstanding the foregoing, Beneficiary shall have no obligation to make any funds available for repair or restoration of the Property unless and until all the conditions set forth in clauses (bb) and (cc) of Section 1.28b(iii) of this Deed of Trust have been satisfied. Trustor acknowledges that the specific conditions described above are reasonable.

For the purpose of this Section 7.1(a), the term “Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would have a material adverse effect on (i) the business, profits, operations or financial condition of Borrower, (ii) the ability of Borrower to pay any amounts under the Loan Documents as they become due, or (iii) the value of the Property.

b.	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Borrower’s filing a petition for relief under the Bankruptcy Reform Act of 1978, as amended or recodified (“Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Borrower’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the jurisdiction of a court to regulate Borrower or the Property or the petition’s material allegations regarding Borrower’s insolvency; or (cc) Borrower’s making a general assignment for the benefit of creditors; or (dd) Borrower’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or (ee) the filing by or against Borrower of a petition seeking the liquidation or dissolution of Borrower or the commencement of any other procedure to liquidate or dissolve Borrower.

(ii)	Involuntary Bankruptcy. Borrower’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Borrower or in any way restrains or limits Borrower or Beneficiary regarding the Loan or the Property, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or 60 days after the date of filing of the petition.

(iii)	Partners, Guarantors. The occurrence of an event specified in Sections (i) or (ii) as to Trustor, any general partner or managing member of Borrower or Trustor, or any guarantor or other person or entity in any manner obligated to Beneficiary under the Loan Documents.

7.2	ACCELERATION. Upon the occurrence of an Optional Default, Beneficiary may, at its option, declare all sums owing to Beneficiary under the Note and the other Loan Documents immediately due and payable without presentment, demand, protest, notice of protest, notice of acceleration, notice of intention to accelerate or any other notice of any kind, all of which are expressly waived by Trustor. Upon the occurrence of an Automatic Default, all sums owing to Beneficiary under the Note and the other Loan Documents shall automatically become immediately due and payable, also without presentment, demand, protest, notice of protest, notice of acceleration, notice of intention to accelerate or any other notice of any kind, all of which are expressly waived by Trustor.

7.3	RIGHTS AND REMEDIES. In addition to the rights and remedies in Section 1.43 above, at any time after a Default, Beneficiary shall have all of the following rights and remedies:

a.	Entry on Property. With or without notice, and without releasing Trustor from any Secured Obligation, and without becoming a mortgagee in possession, to enter upon the Property from time to time and to do such acts and things as Beneficiary or Trustee deem necessary or desirable in order to inspect, investigate, assess and protect the security hereof or to cure any Default, including, without limitation: (i) to take and possess all documents, books, records, papers and accounts of Trustor, Borrower or the then owner of the Property which relate to the Property; (ii) to make, terminate, enforce or modify leases of the Property upon such terms and conditions as Beneficiary deems proper; (iii) to make repairs, alterations and improvements to the Property necessary, in Trustee’s or Beneficiary’s sole judgment, to protect or enhance the security hereof; (iv) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee hereunder; (v) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of either Beneficiary or Trustee, is or may be senior in priority hereto, the judgment of Beneficiary or Trustee being conclusive as between the parties hereto; (vi) to obtain insurance; (vii) to pay any premiums or charges with respect to insurance required to be carried hereunder or under any other Loan Document; (viii) to obtain a court order to enforce Beneficiary’s right to enter and inspect the Property for Hazardous Materials, in which regard the decision of Beneficiary as to whether there exists a release or threatened release of Hazardous Materials onto the Property shall be deemed reasonable and conclusive as between the parties hereto; (ix) to have a receiver appointed pursuant to applicable law to enforce Beneficiary’s rights to enter and inspect the Property for Hazardous Materials; and/or (x) to employ legal counsel, accountants, engineers, consultants, contractors and other appropriate persons to assist them;

b.	Appointment of Receiver. With or without notice or hearing, to apply to a court of competent jurisdiction for and obtain appointment of a receiver, trustee, liquidator or conservator of the Property, for any purpose, including, without limitation, to enforce Beneficiary’s right to collect Payments (subject, in the event of any application of such Payments, to the Trustor’s right to receive Permitted REIT Distributions) and to enter on and inspect the Property for Hazardous Materials, as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; (iii) the filing of a notice of default; or (iv) the solvency of Trustor, Borrower or any guarantor or other person or entity in any manner obligated to Beneficiary under the Loan Documents;

c.	Judicial Foreclosure; Injunction. To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument through judicial foreclosure or to obtain specific enforcement of the covenants of Trustor hereunder, and Trustor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Trustor waives the defense of laches and any applicable statute of limitations;

d.

Nonjudicial Foreclosure. Sell or offer for sale the Property in such portions, order and parcels as Beneficiary may determine, with or without having first taken possession of same, to the highest bidder for cash at public auction at the county courthouse of any county in which any of the Land to be sold is situated, in the area in such courthouse designated for real property foreclosure sales in accordance with applicable law (or in the absence of any such designation, in the area set forth in the notice of sale hereinafter described), on the first Tuesday of any month between the hours of 10:00 A.M. and 4:00 P.M. (commencing no earlier than such time as may be designated in the hereinafter described notice of sale), after giving legally adequate notice of the time, place and terms of sale and that portion of the Property to be sold, in such manner as permitted or required by Section 51.002 of the Property Code of the State of Texas relating to the sale of real estate or by Chapter 9 of the Texas Business and Commerce Code relating to the sale of collateral after default by a debtor (as said section and chapter now exist or as may be hereafter amended), or by any other present or subsequent articles or enactments relating to same; provided, however, that nothing contained in this Section 7.3(d) shall be construed so as to limit in any way Trustee’s rights to sell the Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the State of Texas or by public or private sale after entry of a judgment by any court of competent jurisdiction ordering same. At any such sale (i) whether made under the power herein contained, the aforesaid Property Code Section 51.002, the Texas Business and Commerce Code or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Trustee to have physically present, or to have constructive possession of, the Property (Trustor hereby covenanting and agreeing to deliver to Trustee any portion of the Property not actually or constructively possessed by Trustee immediately upon demand by Trustee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by Trustee shall contain a general warranty of title, binding upon Trustor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by Trustee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor Trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of Trustee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Trustor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Trustor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under Trustor, and (vii) to the extent and under such circumstances as are permitted by law, Beneficiary may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 7.4 hereof) in lieu of cash payment;

e.	Multiple Foreclosures. To resort to and realize upon the security hereunder and any other security now or later held by Beneficiary concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Trustee and Beneficiary or either of them determine in their sole discretion;

f.	Rights to Collateral. To exercise all rights Trustee or Beneficiary may have with respect to the Collateral under this Deed of Trust, the UCC or otherwise at law; and

g.	Other Rights. To exercise such other rights as Trustee or Beneficiary may have at law or in equity or pursuant to the terms and conditions of this Deed of Trust or any of the other Loan Documents.

In connection with any sale or sales hereunder, Beneficiary may elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Property (including, without limitation, any improvements forming a part thereof) without causing structural damage thereto as if the same were personal property or a fixture, as the case may be, and dispose of the same in accordance with applicable law, separate and apart from the sale of the Property. Any sale of Collateral hereunder shall be conducted in any manner permitted by the UCC.

7.4	APPLICATION OF FORECLOSURE SALE PROCEEDS. If any foreclosure sale is effected, Trustee shall apply the proceeds of such sale in the following order of priority: First, to the costs, fees and expenses of exercising the power of sale and of sale, including, without limitation, the payment of the Trustee’s fees and attorneys’ fees; Second, to the payment of the Secured Obligations which are secured by this Deed of Trust, in such order as Beneficiary shall determine in its sole discretion; and Third, to the Trustor or the Trustor’s successor in interest, or in the event the Property has been sold or transferred to another, to the vested owner of record at the time of the Trustee’s sale or to such other persons as may be entitled thereto by law.

7.5	WAIVER OF MARSHALING RIGHTS. Trustor, for itself and for all parties claiming through or under Trustor, and for all parties who may acquire a lien on or interest in the Property, hereby waives all rights to a sale in the inverse order of alienation or to have the Property and/or any other property, including, without limitation, the Collateral, which is now or later may be security for any Secured Obligation, marshaled upon any foreclosure of this Deed of Trust or on a foreclosure of any other security for any of the Secured Obligations.

7.6	NO CURE OR WAIVER. Neither Beneficiary’s nor Trustee’s nor any receiver’s entry upon and taking possession of all or any part of the Property, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Beneficiary or Trustee or any receiver shall cure or waive any Default or notice of default under this Deed of Trust, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid or performed and Trustor has cured all other Defaults hereunder), or impair the status of the security, or prejudice Beneficiary or Trustee in the exercise of any right or remedy, or be construed as an affirmation by Beneficiary of any tenancy, lease or option or a subordination of the lien of this Deed of Trust.

7.7	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Trustor agrees to pay to Beneficiary immediately and upon demand all costs and expenses incurred by Trustee and Beneficiary in the enforcement of the terms and conditions of this Deed of Trust (including, without limitation, trustee’s fees, court costs and reasonable attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest applicable to the principal balance of the Note as specified therein.

7.8	POWER TO FILE NOTICES AND CURE DEFAULTS. Trustor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, to perform any obligation of Trustor hereunder upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, provided, however, that: (a) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (b) Beneficiary shall not be liable to Trustor or any other person or entity for any failure to act under this Section.

7.9	REMEDIES CUMULATIVE. All rights and remedies of Beneficiary and Trustee under this Deed of Trust and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of judicial foreclosure of this Deed of Trust). Beneficiary may enforce any one or more remedies or rights under the Loan Documents either successively or concurrently.

7.10	FORECLOSURE FOR INSTALLMENTS. Beneficiary shall also have the option to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due either through the courts or by directing the Trustee or his successors in trust to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring all sums under the Note due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Deed of Trust shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Property for any subsequently maturing portion of the Secured Obligations.

7.11	SEPARATE SALES. The Property may be sold in one or more parcels and in such manner and order as Trustee, in his sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Default shall not be exhausted by any one or more sales.

7.12	DISCONTINUANCE OF PROCEEDINGS. In case Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Beneficiary shall have the unqualified right so to do and, in such an event, Trustor and Beneficiary shall be restored to their former positions with respect to the Secured Obligations, the Loan Documents, the Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

7.13	OCCUPANCY AFTER FORECLOSURE. The purchaser at any foreclosure sale pursuant to Section 1.44d shall become the legal owner of the Property. Except for tenants holding under leases not subject to being extinguished by virtue of a foreclosure of this Deed of Trust, all occupants of the Property or any part thereof shall become tenants at sufferance of the purchaser at the foreclosure sale and shall deliver possession thereof immediately to the purchaser upon demand. It shall not be necessary for the purchaser at said sale to bring any action for possession of the Property other than the statutory action of forcible detainer in any Justice Court having jurisdiction over the Property.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Deed of Trust and to the Property and such further rights and agreements are incorporated herein by this reference. THE OBLIGATIONS AND LIABILITIES OF TRUSTOR UNDER THIS DEED OF TRUST AND THE OTHER LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE SECTION IN THE NOTE ENTITLED “BORROWER’S LIABILITY.”

8.2	NON-WAIVER. By accepting payment of any amount secured hereby after its due date or late performance of any other Secured Obligation, Beneficiary shall not waive its right against any person obligated directly or indirectly hereunder or on any Secured Obligation, either to require prompt payment or performance when due of all other sums and obligations so secured or to declare default for failure to make such prompt payment or performance. No exercise of any right or remedy by Beneficiary or Trustee hereunder shall constitute a waiver of any other right or remedy herein contained or provided by law. No failure by Beneficiary or Trustee to exercise any right or remedy hereunder arising upon any Default shall be construed to prejudice Beneficiary’s or Trustee’s rights or remedies upon the occurrence of any other or subsequent Default. No delay by Beneficiary or Trustee in exercising any such right or remedy shall be construed to preclude Beneficiary or Trustee from the exercise thereof at any time while that Default is continuing. No notice to nor demand on Trustor shall of itself entitle Trustor to any other or further notice or demand in similar or other circumstances.

8.3	CONSENTS AND APPROVALS. Wherever Beneficiary’s consent, approval, acceptance or satisfaction is required under any provision of this Deed of Trust or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Beneficiary unless such provision expressly so provides.

8.4	PERMITTED CONTESTS. After prior written notice to Beneficiary, Trustor may contest, by appropriate legal or other proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any lien, levy, tax or assessment, or any lien of any laborer, mechanic, materialman, supplier or vendor, or the application to Trustor or the Property of any law or the validity thereof, the assertion or imposition of which, or the failure to pay when due, would constitute a Default; provided that (a) Trustor pursues the contest diligently, in a manner which Beneficiary determines is not prejudicial to Beneficiary, and does not impair the lien of this Deed of Trust; (b) the Property, or any part hereof or estate or interest therein, shall not be in any danger of being sold, forfeited or lost by reason of such proceedings; (c) in the case of the contest of any law or other legal requirement, Beneficiary shall not be in any danger of any civil or criminal liability; and (d) if required by Beneficiary, Trustor deposits with Beneficiary any funds or other forms of assurance (including a bond or letter of credit) satisfactory to Beneficiary to protect Beneficiary from the consequences of the contest being unsuccessful. Trustor’s right to contest pursuant to the terms of this provision shall in no way relieve Trustor or Borrower of its obligations under the Loan or to make payments to Beneficiary as and when due.

8.5	FURTHER ASSURANCES. Trustor shall, upon demand by Beneficiary or Trustee, execute, acknowledge (if appropriate) and deliver any and all documents and instruments and do or cause to be done all further acts reasonably necessary or appropriate to effectuate the purposes of the Loan Documents and to perfect any assignments contained therein.

8.6	ATTORNEYS’ FEES. If any legal action, suit or proceeding is commenced between Trustor and Beneficiary regarding their respective rights and obligations under this Deed of Trust or any of the other Loan Documents, the prevailing party shall be entitled to recover, in addition to damages or other relief, costs and expenses, reasonable attorneys’ fees and court costs (including, without limitation, expert witness fees). As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

8.7	TRUSTOR AND BENEFICIARY DEFINED. The term “Trustor” includes both the original Trustor and any subsequent owner or owners of any of the Property, and the term “Beneficiary” includes the original Beneficiary and any future owner or holder, including assignees, pledges and participants, of the Note or any interest therein.

8.8	DISCLAIMERS.

a.	Nominee Capacity of MERS. MERS serves as mortgagee of record and secured party solely as nominee, in an administrative capacity, for Lender and its successors and assigns and only holds legal title to the interests granted, assigned, and transferred herein. All payments or deposits with respect to the Secured Obligations shall be made to Lender, all advances under the Loan Documents shall be made by Lender, and all consents, approvals, or other determinations required or permitted of Beneficiary herein shall be made by Lender. MERS shall at all times comply with the instructions of Lender and its successors and assigns. If necessary to comply with law or custom, MERS (for the benefit of Lender and its successors and assigns) may be directed by Lender to exercise any or all of those interests, including without limitation, the right to foreclose and sell the Property, and take any action required of Lender, including without limitation, a release, discharge or reconveyance of this Deed of Trust. Subject to the foregoing, all references herein to “Beneficiary” shall include Lender and its successors and assigns.

b.	Relationship. The relationship of Trustor and Beneficiary under this Deed of Trust and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender; (the role of MERS hereunder being solely that of nominee as set forth in subsection (a) above and not that of a lender); and Beneficiary neither undertakes nor assumes any responsibility or duty to Trustor or to any third party with respect to the Property. Notwithstanding any other provisions of this Deed of Trust and the other Loan Documents: (i) Beneficiary is not, and shall not be construed to be, a partner, joint venturer, member, alter ego, manager, controlling person or other business associate or participant of any kind of Trustor, and Beneficiary does not intend to ever assume such status; (ii) Lender’s activities in connection with this Deed of Trust and the other Loan Documents shall not be “outside the scope of activities of a lender of money” within the meaning of California Civil Code Section 3434, as amended or recodified from time to time, and Beneficiary does not intend to ever assume any responsibility to any person for the quality, suitability, safety or condition of the Property; and (iii) Beneficiary shall not be deemed responsible for or a participant in any acts, omissions or decisions of Trustor.

c.	No Liability. Beneficiary shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, the Property, whether caused by or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Trustor or any of Trustor’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Trustor or any of Trustor’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Property in a safe condition; or (v) any nuisance made or suffered on any part of the Property.

8.9	SEVERABILITY. If any term of this Deed of Trust or any other Loan Document, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Deed of Trust or such other Loan Document, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Deed of Trust or such other Loan Document shall be valid and enforceable to the fullest extent permitted by law.

8.10	RELATIONSHIP OF ARTICLES. The rights, remedies and interests of Beneficiary under the deed of trust established by Article 1 and the security agreement established by Article 4 are independent and cumulative, and there shall be no merger of any lien created by the deed of trust with any security interest created by the security agreement. Beneficiary may elect to exercise or enforce any of its rights, remedies or interests under either or both the deed of trust or the security agreement as Beneficiary may from time to time deem appropriate. The absolute assignment of rents and leases established by Article 3 is similarly independent of and separate from the deed of trust and the security agreement.

8.11	MERGER. No merger shall occur as a result of Beneficiary’s acquiring any other estate in, or any other lien on, the Property unless Beneficiary consents to a merger in writing.

8.12	OBLIGATIONS OF TRUSTOR, JOINT AND SEVERAL. If more than one person has executed this Deed of Trust as “Trustor”, the obligations of all such persons hereunder shall be joint and several.

8.13	SEPARATE AND COMMUNITY PROPERTY. Any married person who executes this Deed of Trust as a “Trustor” agrees that any money judgment which Beneficiary or Trustee obtains pursuant to the terms of this Deed of Trust or any other obligation of that married person secured by this Deed of Trust may be collected by execution upon any separate property or community property of that person.

8.14	INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference in any of the Loan Documents to the Property or Collateral shall include all or any part of the Property or Collateral. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Beneficiary in writing. When the identity of the parties or other circumstances make it appropriate, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

8.15	CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

8.16	SUCCESSORS IN INTEREST. The terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Trustor to assign the Loan except as otherwise permitted under the Note or the other Loan Documents.

8.17	GOVERNING LAW. This Deed of Trust was accepted by Beneficiary in the state of California and the proceeds of the Note secured hereby were disbursed from the state of California, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Deed of Trust, the Note and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests and all other remedies created pursuant hereto and pursuant to the other Loan Documents in any Collateral which is located in the state where the Property is located shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Trustor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than California governs this Deed of Trust, the Note and other Loan Documents.

8.18	CONSENT TO JURISDICTION. Trustor irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the state of California over any suit, action, or proceeding, brought by Trustor against Beneficiary, arising out of or relating to this Deed of Trust, the Note or the Loan; (b) any state or federal court sitting in the state where the Property is located or the state in which Trustor’s principal place of business is located over any suit, action or proceeding, brought by Beneficiary against Trustor, arising out of or relating to this Deed of Trust, the Note or the Loan; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Beneficiary to exercise any of its remedies under this Deed of Trust or any action brought by Beneficiary to enforce its rights with respect to the Collateral. Trustor irrevocably waives, to the fullest extent permitted by law, any objection that Trustor may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

8.19	EXHIBITS. Exhibit A is incorporated into this Deed of Trust by this reference.

8.20

ADDRESSES; REQUEST FOR NOTICE. All notices and other communications that are required or permitted to be given to a party under this Deed of Trust or the other Loan Documents shall be in writing, refer to the Loan number, and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the addressee or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses of the parties are set forth on page 1 of this Deed of Trust and the facsimile numbers for the parties are as follows:

Beneficiary:	Trustee:

MORTGAGE ELECTRONIC REGISTRATION	J. EDWARD BLAKEY
SYSTEMS, INC.	FAX No.: (925) 691-5249
FAX No.: (703) 748-0183

Trustor:	With additional copies to:

KBS OFFICES AT KENSINGTON, LLC	Rodney Richerson
FAX No.: (949) 417-6518	KBS Realty Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
With a copy to:	FAX No: (949) 417-6518

Stacie Yamane	L. Bruce Fischer
KBS Realty Advisors LLC	Morgan, Lewis & Bockius LLP
620 Newport Center Drive, Suite 1300	5 Park Plaza, Suite 1750
Newport Beach, CA 92660	Irvine, CA 92614
FAX No.: (949) 417-6520	FAX No.: (949) 399-7001

Trustor’s principal place of business is at the address set forth on page 1 of this Deed of Trust.

Any Trustor whose address is set forth on page 1 of this Deed of Trust hereby requests that a copy of notice of default and notice of sale be delivered to it at that address. Failure to insert an address shall constitute a designation of Trustor’s last known address as the address for such notice. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving 30 days notice to the other parties in the manner set forth above.

8.21	COUNTERPARTS. This Deed of Trust may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original and all of which taken together, will be deemed to be one and the same instrument.

8.22	WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, BENEFICIARY AND TRUSTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS DEED OF TRUST OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BENEFICIARY OR TRUSTOR. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BENEFICIARY TO ENTER INTO THIS DEED OF TRUST.

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the day and year set forth above.

“TRUSTOR”

KBS OFFICES AT KENSINGTON, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION XII, LLC,
a Delaware limited liability company, its sole member

	By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership, its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation, general partner

			By:	/s/Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

Loan No. 31-0906145

EXHIBIT A

Description Of Land

Exhibit A to DEED OF TRUST AND ABSOLUTE ASSIGNMENT OF RENTS AND LEASES AND SECURITY AGREEMENT (AND FIXTURE FILING) (“Deed of Trust”) between KBS OFFICES AT KENSINGTON, LLC, a Delaware limited liability company, as “Trustor”, J EDWARD BLAKEY, as “Trustee”, and MORTGAGE ELECTRONIC REGISTRATION SYSTEMS, INC., a Delaware corporation, as “Beneficiary”.

Description of Land. The Land referred to in this Deed of Trust is situated in the county of Fort Bend, state of Texas and is described as follows:

Tract 1

Being a tract or parcel of land containing 9.5521 acres (416,091 square feet) situated in the S. M. Williams League, Abstract No. 97, in Fort Bend County, Texas, and being all of that certain 5.4793 acre Reserve B-1, and all of that certain 4.1622 acre Reserve B-2, The Offices of Kensington, as recorded in Slide 1608/B of the Plat Records of Fort Bend County, save and except that certain 0.0894 acre tract conveyed to the City of Sugar Land in Fort Bend County Clerk’s File No. 9858138, said 9.5521 acre tract being more particularly described by metes and bounds as follows (with all bearings referenced to the record plat):

BEGINNING at the northwest corner of said 5.4793 acre Reserve B-1, being the northwest corner of the herein described tract, same being the northeast corner of that certain Residential Reserve “A”, The Village on Royal Oak, as recorded in Slide 1319/A of the Plat Records of Fort Bend County, in the southwest right-of-way line of State Highway No. 6 (130 feet wide), from which a found 5/8-inch iron rod bears N51ºW, 0.21 feet;

THENCE South 69º14’29” East along the north line of said Reserve B-1 and the south right-of-way line of said State Highway No. 6, a distance of 57.20 feet to an “X” found in concrete for an angle point, being also the most westerly corner of said 0.0894 acre tract;

THENCE along the southerly line of said 0.0894 acre tract, same being the southerly right-of-way line of said State Highway No. 6, the following seven courses and distances:

South 62º19’56” East, 97.61 feet to a 5/8-inch iron rod found for a point of curvature

In an easterly direction, a distance of 37.91 feet following the arc of a curve to the right, having a radius of 314.39 feet and a central angle of 06º54’32” (Chord = S65º47’12”E, 37.89’) to an “X” cut found in concrete for a point of tangency;

South 69º14’29” East, 56.51 feet to an “X” cut found in concrete for an angle point;

South 24º14’29” East, 21.19 feet to a 5/8-inch iron rod found for an angle point;

South 69º14’29” East, 55.00 feet to a 5/8-inch iron rod found for an angle point;

North 20º45’31” East, 14.01 feet to a 5/8-inch iron rod found for an angle point;

North 65º45’26” East, 21.21 feet to a 5/8-inch iron rod found for an angle point, being also the most easterly corner of said 0.0894 acre tract;

THENCE South 69º14’29” East along the north line of said Reserve B-2 and the south right-of-way line of said State Highway No. 6, a distance of 325.84 feet to the northeast corner of said Reserve B-2, same being the northeast corner of the herein described tract, from which a found 5/8-inch iron rod bears N27ºE, 0.37 feet;

EXHIBIT A

1

THENCE along the east line of said Reserve B-2, the following six courses and distances:

South 22º52’25” West, 244.19 feet to an “X” cut found in concrete for an angle point;

South 11º59’34” West, 57.23 feet to a 5/8-inch iron rod found for an angle point;

South 02º17’04” West, 104.37 feet to an “X” cut found in concrete for an angle point;

South 32º29’07” West, 99.58 feet to a 5/8-inch iron rod found for an angle point;

South 27º45’26” West, 62.80 feet to a 5/8-inch iron rod found for an angle point;

South 25º08’47” West, 62.31 feet to an “X” cut in concrete for the southeast corner of said Reserve B-2 and the herein described tract;

THENCE along the south line of The Offices of Kensington, the following eight courses and distances:

North 19º03’59” West, 24.37 feet to a 5/8-inch iron rod found for an angle point;

North 39º26’35” West, 148.62 feet to a 5/8-inch iron rod found for an angle point;

North 81º06’14” West, 68.14 feet to a 5/8-inch iron rod found for an angle point;

South 71º08’43” West, 81.32 feet to an angle point, from which a found 5/8-inch iron rod bears S60ºW, 0.28 feet;

South 50º21’51” West, 85.77 feet to a 5/8-inch iron rod found for an angle point;

South 41 º26’56” West, 99.93 feet to a P-K nail found in concrete for an angle point;

South 72º03’24” West, 102.41 feet to an “X” cut in concrete found for an angle point;

South 44º51’09” West, 131.26 feet to the southwest corner of Reserve B-1 and the herein described tract, in the east line of said Reserve “A”, The Village on Royal Oak, from which a found 5/8-inch iron rod bears S25ºW, 0.16 feet;

THENCE along the east line of said Reserve “A” of the Village on Royal Oak, same being the west line of said Reserve B-1, the following four courses and distances:

North 17º38’03” East, 262.53 feet to an angle point, from which a found 5/8-inch iron rod bears S30ºE, 0.26 feet;

North 10º24’08” West, 267.33 feet to a 5/8-inch iron rod found for a point of curvature, from which another found 5/8-inch iron rod bears S33ºW, 0.39 feet;

In a northerly direction, a distance of 81.58 feet following the arc of a curve to the right, having a radius of 150.00 feet and a central angle of 31º09’39” (Chord = N05º10’42” E, 80.58’) to a 5/8-inch iron rod found for a point of tangency;

North 20º45’31” East, 378.22 feet to the POINT OF BEGINNING and containing 9.5521 acres (416,091 square feet) of land, more or less.

EXHIBIT A

2

This description is part of the survey, the other part is the Plat of Survey, originally dated October 16, 2000.

TEJAS SURVEYING, INC.

Ph: (281) 240-9099

Job No. 13-9920

October 26, 2000

Updated March 15, 2007

Also:

Tract 2

Easement Estate: Non-exclusive easement rights created in that certain Declaration of Covenants, Conditions and Restrictions for First Colony togther with all amendments, filed for record under Fort Bend County Clerk’s File No. 8224932.

EXHIBIT A

3